EXHIBIT 12.1

                      RATIOS OF EARNINGS TO FIXED CHARGES


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                       RATIO OF EARNINGS TO FIXED CHARGES


                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                     1997         1996        1995        1994         1993
                                                   --------     --------     -------     -------     -------
(IN THOUSANDS)
Earnings (loss) before income taxes and
  extraordinary items .......................      $ 45,522     $ 31,252     $28,437     $26,497     $23,171
Fixed interest charges ......................       116,221       78,303      66,862      42,227      36,758
                                                   --------     --------     -------     -------     -------
Earnings (loss):
  Including fixed interest charges ..........       161,743      109,555      95,299      68,724      59,929
  Excluding interest expense on deposits.....        93,462       54,527      48,653      37,078      28,131
Fixed interest charges excluding interest
  expense on deposits .......................        47,940       23,275      20,216      10,581       4,960
Ratios:
Earnings including fixed interest charges
  to fixed interest charges .................          1.39         1.40        1.43        1.63        1.63
Earnings to fixed interest excluding
  interest on deposits ......................          1.95         2.34        2.41        3.50        5.67
Dollar deficiency of earnings to fixed
  interest charges ..........................      $   0.00     $   0.00     $  0.00     $  0.00     $  0.00
                                                   ========     ========     =======     =======     =======
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